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                                                                 EXHIBIT 23(a)




CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the Prospectus/Proxy Statement forming a part of the Registration Statement on Form S-4 filed by National City Bancshares, Inc. of our report dated February 5, 1998, on our audits of the consolidated statements of financial position of National City Bancshares, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years ended December 31, 1997, which are incorporated by reference in the December 31, 1997 Form 10-K of National City Bancshares, Inc. and to the reference of our firm under the heading "Experts" in the Prospectus/Proxy Statement.

McGLADREY & PULLEN, LLP
Champaign, Illinois
May 6, 1998



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